Exhibit 10.4

HSBC

COMMERCIAL BANKING
(CARM 220906 / 221015 / 230119 / 230301 & CM 230404)

CONFIDENTIAL

The Directors
E I L Company Limited
Flat A 17/F Mai Wah Ind Bldg
1-7 Wah Sing Street
Kwai Chung
New Territories

Customer Copy

11 April 2023

Dear Sirs

BORROWER(S)

E I L Company Limited [Customer No.112-229034]

BANKING FACILITIES – facility letter dated 4 October 2021, as amended or supplemented from time to time (the "Facility Letter")

With reference to our recent discussions, we confirm that the Facility Letter will be amended as set out below. Save as amended by this letter, the terms of the Facility Letter and (if any) all related documents shall remain unchanged and continue in full force and effect. The Bank shall have an unrestricted discretion to cancel, reduce or suspend, or determine whether or not to permit drawings in relations to, the facilities. The facilities are subject to review at any time, and also subject to the Bank's overriding right of repayment on demand including the right to call for cash cover on demand for prospective and contingent liabilities.

An arrangement fee of HKD15,000.- will be charged to the Borrower(s)'s account upon receipt of acceptance of the Facility Letter whether or not the facilities are drawn or cancelled by the Borrower(s).

Unless defined differently, a term defined in the Facility Letter has the same meaning in this letter.

The Hongkong and Shanghai Banking Corporation Limited
Credit Services Team
8/F Tower 2 HSBC Centre 1 Sham Mong Road Tai Kok Tsui Kowloon
Web: www.hsbc.com.hk

AMENDMENT(S) OF FACILITIES

The facility(ies) below shall be amended as follows:

FACILITIES				**New**	**Previously**
(1)	Combined Limit for the following facilities within which the following sub-limits apply, provided that the aggregate amount outstanding of such facilities shall at no time exceed the stated combined limit:			HKD53,000,000.-	HKD44,000,000.-
	(a)	Overdraft		HKD7,000,000.-	HKD6,000,000.-
	(b)	Import Facilities (Usance period up to 90 days)		HKD20,000,000.-	HKD10,000,000.-
		Within which			
		(I)	Loan Against Import ("LAI") (Maximum Tenor 90 days)	(HKD20,000,000.-)	(HKD10,000,000.-)
		(II)	Trust Receipts	(HKD20,000,000.-)	(HKD10,000,000.-)
		Notwithstanding the foregoing, the Bank's overriding right to demand repayment at any time shall not be affected.			
	(c)	Post-Shipment Buyer Loans (Maximum tenor 120 days)		HKD47,000,000.-	HKD38,000,000.-
		Notwithstanding the foregoing, the Bank's overriding right to demand repayment at any time shall not be affected.			
	(d)	Guarantee Line		HKD28,000,000.-	HKD18,000,000.-
		Notwithstanding the limit set out above, the aggregate outstanding of Guarantees which will be issued shall at no time exceed HKD28,000,000.-			

		New	Previously
(2)	Universal Life Insurance (ULI) Loan	HKD6,000,000.-	NIL
	The loan will be repaid on a "Straight Line" basis by 84 monthly instalments of HKD80,981.- to the debit of the Borrower(s)'s account (subject to variation in the number of monthly instalments as hereinafter provided and subject to variation in the amount of such monthly instalment payable through application of the detailed provisions set out below). Notwithstanding the foregoing, the Bank's ability to demand repayment at any time shall not be affected by the payment schedule as described.		

AMENDMENT(S) OF SECURITY AND OTHER DOCUMENTATION

The Bank will require to hold the following additional security document(s) and/or other document(s) in form and substance satisfactory to the Bank:

1. An Assignment of Life Insurance granted by E I L Company Limited in respect of the HSBC Jade Global Generations Universal Life Insurance Plan. We attach our standard form of 'Assignment of Life Insurance', 'Consent Form' and 'Form of Notice'. Please arrange to sign and return to us the document(s), together with the supporting board resolution(s).

   This "Assignment of Life Insurance" needs to be registered with the Companies Registry. Please sign and return the "Assignment of Life Insurance" within 5 business days of execution. The related registration fee (currently HKD340.- per document) will be charged to the debit of the Borrower's current account.

For the avoidance of doubt, existing guarantee(s) and security granted in favour of the Bank before the date of this letter shall remain in full force and effect and extend to the Facility Letter as amended by this letter, unless otherwise agreed.

AMENDMENT(S) OF SCHEDULE OF FACILITIES

The provision(s) in respect of Pricing under the schedule(s) of facilities in respect of Post-Shipment Buyer Loans in the section headed "Schedule of Facilities" shall be deleted in its entirety and replaced with the following:

POST-SHIPMENT BUYER LOANS

PRICING

Interest will be charged on loan(s) or advance(s) (collectively, "**loans**", and each a "**loan**") in the following currency(ies) at the following interest rate(s):-

HKD: at HIBOR (as defined under Section 1 (General Section - IBOR referencing facilities) in the attached Appendix (Details of Benchmark Rates)) +2% p.a.

USD: at USD Reference Rate (as defined under Section 3 (Risk-free rates referencing for trade facilities) in the attached Appendix (Details of Benchmark Rates)) +2.1% p.a.

EUR: at EURIBOR (as defined under Section 1 (General Section - IBOR referencing facilities) in the attached Appendix (Details of Benchmark Rates)) +1.6% p.a.

For details of benchmark rates set out above, please refer to the attached Appendix (Details of Benchmark Rates).

Where the Bank agrees to allow any loan in a currency where the pricing is not set out above, the applicable pricing for such loan shall be determined by the Bank at its sole discretion, and the relevant Borrower(s)' continued utilisation shall be deemed to constitute the Borrower(s)' acceptance of such pricing.

For this facility, if the interest period does not correspond to the relevant period of the published benchmark rates available for the relevant currency, the Bank may determine the benchmark rate applicable to the loan by reference to the published benchmark rates of available periods in its sole discretion.

The above pricing shall apply to all loans under this facility. But if the interest period of an existing loan under this facility has already commenced prior to the date of this Facility Letter, the above pricing shall not change the interest rate already fixed as applicable to that interest period of the existing loan and interest on that loan shall continue to be calculated on the same basis until the end of the relevant interest period.

Fees and other charges for services under this facility are payable by the Borrower(s) to the Bank at the rates, in the amounts, and at the times set out in the Bank's tariff book from time to time (which is available upon request by the Borrower(s) and/or can be accessed online at https://www.business.hsbc.com.hk/en-gb/resource-centre/commercial-tariffs).

The following schedule of facility in respect of the Universal Life Insurance (ULI) Loan shall be inserted in the section headed "Schedule of Facilities".

UNIVERSAL LIFE INSURANCE (ULI) LOAN

DETAILS

Purpose

To finance/re-finance payment of insurance premiums due under the following insurance policy (the "Policy").

Name of Insurance Company:	HSBC Life (International) Limited
Policy No:	To be advised
Insurance Face Amount:	USD2,988,440.-
Policy Owner:	E I L Company Limited
Insured:	Kong Wai On Ronnie

Advances drawn hereunder will be paid by the Bank to the Insurance Company for the purpose of settling premiums due under the Policy.

Notwithstanding the foregoing, the Bank's overriding right to demand repayment at any time shall not be affected. The Bank is not bound to monitor or verify the application of any amount advanced to the Borrower(s) pursuant to the Facility Letter.

Instalment

If prior to payment of the final instalment there occurs change in the loan interest rate, the Bank shall have the right to serve notice in writing increasing or reducing (as the case may be) the amount of each outstanding instalments, and instalments of the increased or reduced amount (as the case may be) shall be paid with effect from the date stated in the notice.

Repayment Date

The first payment shall be made on the day falling one month after drawdown and subsequent monthly instalments will be made on the same day of each succeeding month.

If payment would otherwise fall due on a day which is not a banking day, payment shall be made on the next banking day unless such next banking day falls beyond the same month, in which case payment shall be made on the preceding banking day. The reference to "banking day" includes a Saturday unless it is a public holiday and does not include a Sunday. The Borrower(s) hereby authorize the Bank to make automatic debits to the Borrower(s)'s account in respect of any payment due.

PRICING

Interest, for any loans drawn in HKD, will be charged at BLR (Best Lending Rate) as determined by the Bank from time to time -2% p.a.

The above pricing shall apply to all loans under this facility. But if the interest period of an existing loan under this facility has already commenced prior to the date of the Facility Letter, the above pricing shall not change the interest rate already fixed as applicable to that interest period of the existing loan and interest on that loan shall continue to be calculated on the same basis until the end of the relevant interest period.

If any crediting interest rate or similar amount is payable to you under the Policy, you should note that such crediting interest rate may not be enough to cover interest payable by you to the Bank under the Facility Letter.

You should also note that in case of cancellation of the Policy during the cooling-off period, the interest on the loan incurred during the cooling-off period is still payable by you to the Bank.

Term SOFR Benchmark Transition Event

For trade facilities, the following section shall apply where interest will be charged on loan(s) or advance(s) at USD Reference Rate (as defined under Section 3 (Risk-free rates referencing for trade facilities) in the attached Appendix (Details of Benchmark Rates)):

(a) On or after the occurrence of the Term SOFR Benchmark Transition Event, the Bank may amend this pricing section to replace the Term SOFR Screen Rate with a Term SOFR Benchmark Replacement. Any such amendment will become effective on the Term SOFR Effective Date without any further action or consent of the Borrower(s), provided that the Bank has not received written notice of objection to such amendment from the Borrower by 5:00 p.m. (Hong Kong time) on the tenth Business day after the Bank has provided such amendment to the Borrower(s).

(b) If the Bank receives written notice of objection in accordance with paragraph (a), the Borrower(s) and the Bank shall promptly enter into negotiations in good faith with a view to agreeing the amendments to this Agreement to replace the Term SOFR Screen Rate with a Term SOFR Benchmark Replacement as soon as reasonably practicable after the Bank has received written notice of objection and in any event within 30 Business Days from the start of such negotiations. Any such amendments will become effective on such date as agreed between the Bank and the Borrower(s) as the Term SOFR Effective Date.

(c) In connection with the implementation of a Term SOFR Benchmark Replacement, the Bank will have the right to make any consequential changes that the Bank determines are appropriate to reflect the adoption, implementation and administration of such Term SOFR Benchmark Replacement from time to time and any changes to include fallbacks in the event the Term SOFR Benchmark Replacement is not available. Any amendments implementing such changes will become effective after the Bank has provided such amendment to the Borrower(s) without the need for any further action or consent of the Borrower(s).

(d) The Bank will notify the Borrower(s) if it proposes to exercise its rights under paragraph (a) above following a Term SOFR Benchmark Transition Event. Any determination, decision or election that may be made by the Bank pursuant to this section will be conclusive and binding absent manifest error and may be made in the Banks's sole discretion.

(e) The Borrower(s) shall, at the request of the Bank, take such action as is available to it for the purpose of authorising or giving effect to the amendments effected or to be effected pursuant to this section and, if any security or guarantee has been granted in respect of the Facility Letter, to ensure the perfection, protection or maintenance of any such security or guarantee.

(f) This section shall apply notwithstanding any other provision in the Facility Letter, the facilities remain subject always to the Bank's right to reduce, suspend, withdraw or make demand for repayment of the whole or any part of such facilities made available to the Borrower(s) at any time and determine whether or not to permit drawings in relation to such facilities.

OTHER AMENDMENT(S)

The following changes shall be made to the Facility Letter.

Section of Change	**New**	**Previously**
In the "Undertakings" clause under the section headed "Schedule of Further Notes"	In respect of the Universal Life Insurance (ULI) Loan, without prejudicing or affecting the Bank's right to reduce, cancel, suspend, withdraw or make demand in respect of the whole or any part of the facility at any time or determine whether or not to permit drawings in relation to the facility, the Borrower(s) undertake to: a) pay or procure the payment of all premiums and other amounts due in respect of the Policy and deliver to the Bank the original Policy, cover notes, endorsements and other relevant documents relating to the Policy; b) deliver to the Bank a copy of the latest annual report provided by the issuer of the Policy as soon as the same becomes available; and c) from time to time on the request of the Bank, furnish the Bank with such information (such as surrender value) about the Policy as the Bank may reasonably require. d) ensure that the loan to security value ratio (LTV) in respect of the ULI facility made available to the Borrower(s) is maintained below 90% at all times. In the event that the LTV exceeds 90%, the Borrower(s) must provide additional security and/or repay such part of the loan outstanding so as to ensure that the LTV is maintained. Any additional security and/or repayment of loan must be provided/effected within 30 days in accordance with any notice or call which may be made by the Bank from time to time.	

APPENDIX : DETAILS OF BENCHMARK RATES

Section 1
General Section – IBOR referencing facilities

Benchmark	Applicable Currency	Definition of Benchmark
Hong Kong Interbank Offered Rate (HIBOR)	HKD	**"HIBOR"** means, in relation to any advance, the applicable Screen Rate at or around 11:00 am Hong Kong time on the proposed date of advance (or such other time or day if the market practice differs in the Hong Kong interbank market, as determined by the Bank), if any such rate is below zero, HIBOR will be deemed to be zero. **"Business Day"** means a day (other than a Saturday or Sunday) on which banks are open for general business in Hong Kong. **"Screen Rate"** means the Relevant Administrator's Interest Settlement Rate for Hong Kong dollars and for the relevant period displayed on the appropriate page of the Reuters screen provided that (a) if in the Bank's sole determination its funding cost is in excess of HIBOR, the Bank may specify the cost of funding any facility or financial arrangement; or (b) if the screen page is replaced, not available or such service ceases to be available, the Bank may specify another page or service displaying the appropriate rate. **"Relevant Administrator"** means the Hong Kong Association of Banks or any other person to whom the administrator function of the HIBOR fixing process is transferred from time to time.

Benchmark	Applicable Currency	Definition of Benchmark
Euro Interbank Offered Rate (EURIBOR)	EUR	**"EURIBOR"** means, in relation to any advance, the applicable Screen Rate at or around 11:00 am Brussels time two Business Days (or such other time or day as determined by the Bank if the market practice differs) before the proposed date of advance and, if any such rate is below zero, EURIBOR will be deemed to be zero. **"Business Day"** means a day other than a Saturday or Sunday on which banks are open for general business in Hong Kong and any day on which TARGET2 is open for the settlement of payment in Euro. **"TARGET2"** means Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single share platform and which was launched on 19 November 2007 and any replacement system. **"Screen Rate"** means the Relevant Administrator's Interest Settlement Rate for Euro for the relevant period displayed on the appropriate page of the Reuters screen provided that (a) if in the Bank's sole determination its funding cost is in excess of EURIBOR, the Bank may specify the cost of funding any facility or financial arrangement; or (b) if the screen page is replaced, not available or such service ceases to be available, the Bank may specify another page or service displaying the appropriate rate. **"Relevant Administrator"** means the European Money Markets Institute or any other person to whom the administrator function of the EURIBOR fixing process is transferred from time to time.

Section 2
Risk-free rates referencing for loan facilities- Not used

Section 3
Risk-free rates referencing for trade facilities

Any references in this Section to "utilisation" shall include any loan, advance or other amount advanced by the Bank pursuant to the Facility Letter.

Benchmark	Applicable Currency	Definition of Benchmark
SOFR	USD	**"Banking Day"** means a day other than: (a) a Saturday or Sunday in the State of New York; and (b) a day on which the Securities Industry and Financial Markets Association (or any successor organisation) recommends that the fixed income departments of its members be closed for the entire day for the purposes of trading in US Government securities. "**Business Day**" means a day other than a Saturday or Sunday on which banks are open for general business in Hong Kong and: (a) in relation to any date for payment or purchase of USD, New York; and (b) in relation to the determination of the first day or the last day of an interest period or otherwise in relation to the determination of the length of such an interest period, a Banking Day. "**Central Bank Rate**" means for any day: (a) the short-term interest rate target set by the US Federal Open Market Committee as published by the Federal Reserve Bank of New York from time to time; or (b) if that target is not a single figure the arithmetic mean of: (i) the upper bound of the short-term interest rate target range set by the US Federal Open Market Committee and published by the Federal Reserve Bank of New York; and (ii) the lower bound of that target range, provided that a reference to a Central Bank Rate shall include any successor rate to, or replacement rate for, that rate. **"Central Bank Rate Adjustment"** means, in relation to any Banking Day, the mean of the spreads (expressed as a percentage rate per annum) over the five most immediately preceding Banking Days for which the Term SOFR Screen Rate has been published of: (a) the Term SOFR Screen Rate for that Banking Day; and (b) the Central Bank Rate prevailing at close of business on that Banking Day, as calculated by the Bank excluding the highest spread (and, if there is more than one highest spread, only one of

		those highest spreads) and lowest spread (or, if there is more than one lowest spread, only one of those lowest spreads). **"Quoted Tenor"** means, in relation to the Term SOFR Screen Rate, any period for which that rate is customarily displayed on the relevant page or screen of an information service. **"Term SOFR Benchmark Replacement"** means the sum of: (a) the alternate benchmark rate (which may be a simple or compounded risk free rate or, as appropriate, a central bank rate, fixed rate, a term rate or such other rate calculated by the Bank) that has been selected by the Bank giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by a relevant governmental body (or committee convened by such body) or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the Term SOFR Screen Rate and (b) the Term SOFR Benchmark Replacement Adjustment; provided that, if the Term SOFR Benchmark Replacement as so determined would be less than zero, the Term SOFR Benchmark Replacement will be deemed to be zero for the purposes of the Facility Letter. **"Term SOFR Benchmark Replacement Adjustment"** means, with respect to the alternate benchmark rate for each applicable interest period, the spread adjustment, or method for determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Bank for the purpose of adjusting the alternate benchmark rate to make it comparable to the Term SOFR Screen Rate giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for determining such spread adjustment, for the replacement of the Term SOFR Screen Rate with the alternate benchmark rate by a relevant governmental body (or committee convened by such body) or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, for the replacement of the Term SOFR Screen Rate with the alternate benchmark rate. **"Term SOFR Benchmark Transition Event"** means the occurrence of one or more of the following events with respect to the Term SOFR Screen Rate for any Quoted Tenor: (i) an official public statement which states that the Term SOFR Screen Rate for any Quoted Tenor has ceased or will cease to be published permanently or indefinitely; (ii) a public statement by the regulatory supervisor for the administrator of the Term SOFR Screen Rate announcing that the Term SOFR Screen Rate for

		any Quoted Tenor is no longer representative or from a certain date in the future will no longer be representative; (iii) the administrator of the Term SOFR Screen Rate or its supervisor publicly announces that such administrator is insolvent or information is published in any order, decree, notice, petition or filing, however described, of or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of the Term SOFR Screen Rate is insolvent, provided that, in each case, at that time, there is no successor administrator to continue to provide the Term SOFR Screen Rate for any Quoted Tenor; or (iv) the administrator of the Term SOFR Screen Rate or its supervisor publicly announcing that the Term SOFR Screen Rate for any Quoted Tenor may no longer be used. **"Term SOFR Effective Date"** means (i) the Business Day and time notified by the Bank to the Borrower(s) pursuant to (a) of the "Term SOFR Benchmark Transition Event" section in the Schedule of Facilities as the date and time at which the amendments to be effected pursuant to the "Term SOFR Benchmark Transition Event" section in the Schedule of Facilities become effective and, if there is more than one utilisation, the Bank may specify Term SOFR Effective Dates for each utilisation or (ii) the Business Day and time determined pursuant to paragraph (b) of the "Term SOFR Benchmark Transition Event" section in the Schedule of Facilities, as the date and time at which the amendments to be effected pursuant to the "Term SOFR Benchmark Transition Event" section in the Schedule of Facilities become effective and, if there is more than one utilisation, the date determined for each such utilisation. **"Term SOFR Reference Rate"** means, in relation to any utilisation: (a) the applicable Term SOFR Screen Rate published two Banking Days (or such other time or day as determined by the Bank if the market practice differs) before the first day of the relevant interest period; or (b) if the Term SOFR Screen Rate is not available for that interest period for a period of 5 Banking Days (during which time the most recently available Term SOFR Screen Rate shall be used (to the extent there is one)) and a Term SOFR Benchmark Replacement for the Term SOFR Reference Rate has not been activated in accordance with the "Term SOFR Benchmark Transition Event" section in the Schedule of Facilities, then the percentage rate per annum which is the aggregate of:

		(i) the Central Bank Rate prevailing before the first day of the interest period as determined by the Bank; and (ii) the applicable Central Bank Rate Adjustment, (rounded if necessary to four decimal places with 0.00005 being rounded upwards) and if in either case if the rate or aggregate of that rate (as the case may be) is less than zero, the Term SOFR Reference Rate shall be deemed to be zero. **"Term SOFR Screen Rate"** means the Term SOFR (secured overnight financing rate) reference rate published by the CME Group Benchmark Administration Limited for a period equal in length to the relevant interest period of the utilisation, provided that: (a) if no reference rate corresponds to the tenor of the relevant interest period, the Bank may determine the rate by reference to any published reference rates at its discretion, and (b) if CME Group Benchmark Administration Limited ceases to publish such reference rate, the Bank may specify another source which publishes the Term SOFR reference rate. **"USD Reference Rate"** means, in relation to any utilisation, the Term SOFR Reference Rate.

GOVERNING LAW

This letter shall be governed by and construed in accordance with the laws of the Hong Kong Special Administrative Region. No one other than the Bank and the Borrower(s) will have any right to enforce the terms of this letter.

ACCEPTANCE

Please arrange for the **authorised signatories of the Borrower(s)** and, where applicable, guarantor and/or security provider, in accordance with the terms of the mandate given to the Bank, to sign and return the duplicate copy of this letter with Appendix by 2 May 2023 to signify the relevant party(ies)'s understanding and acceptance of the terms of this letter.

For the avoidance of doubt, existing guarantee(s) and security granted in favour of the Bank before the date of this letter shall remain in full force and effect and extend to the Facility Letter as amended by this letter, unless otherwise agreed.

We have shared and discussed with you the relevant risk disclosure document(s) about the demise of or possible changes to certain interest rate benchmarks (such as LIBOR). By signing this letter, you acknowledge that you understand the implications and risks of the changes referred to in the relevant risk disclosure document(s). We enclose a copy of the relevant risk disclosure document(s) again for your easy reference.

Please return the signed letter and (where applicable) guarantee and security document(s) to Commercial Banking Kowloon West District at Rooms 910B-912, Cheung Sha Wan Plaza, Tower 2, 833 Cheung Sha Wan Road, Kowloon.

If you have any queries, please feel free to contact Catherine Leung, Senior Vice President or Brenda Chan, Customer Service Officer on telephone no. 2288 6959 or 3941 6052.

Yours faithfully

For and on behalf of
The Hongkong and Shanghai Banking Corporation Limited

Catherine Leung
Senior Vice President
/yj

Encl

Acceptance and Confirmation

We, E I L Company Limited, confirm our acceptance of and agreement to all of the terms and conditions set out above.

For and on behalf of
E I L Company Limited

Signature ____________________	Signature ____________________
Name ____________________	Name ____________________
Title ____________________	Title ____________________
Date ____________________	Date ____________________

Below QR code & Unique ID is for Bank use only

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HSBC

Commercial Banking

PRIVATE AND CONFIDENTIAL

Customer Copy

Kong Wai On Ronnie
Flat A 17/F Mai Wah Ind Bldg
1-7 Wah Sing Street
Kwai Chung
New Territories

11 April 2023

Dear Sir / Madam,

Re: E I L Company Limited ("the Borrower(s)")

1. A Guarantee (Unlimited Amount) dated 21 September 2017 from Kong Wai On Ronnie.
2. An "All Monies" Legal Charge over the property at Apartment No.17, 36th Floor, Celestial Heights, No. 80 Sheung Shing Street, Kowloon granted by Kong Wai On Ronnie as the mortgagor(s)

(collectively "the Security")

You have provided the Security to the Bank for the liabilities of the Borrower(s). The Security is unlimited in amount.

To comply with the Code of Banking Practice, the Bank writes to advise that we have offered to increase the facility limit extended to the Borrower(s) and grant additional facilities to the Borrower(s). For details, please refer to the enclosed copy of the facility letter dated 11 April 2023 to the Borrower(s).

Yours faithfully

For and on behalf of
The Hongkong and Shanghai Banking Corporation Limited

Catherine Leung
Senior Vice President
/yj

Encl

The Hongkong and Shanghai Banking Corporation Limited
Credit Services Team
8/F Tower 2 HSBC Centre 1 Sham Mong Road Tai Kok Tsui Kowloon
Web: www.hsbc.com.hk
Incorporated in the Hong Kong SAR with limited liability

HSBC

Commercial Banking

PRIVATE AND CONFIDENTIAL

Customer Copy

Lam Ying
Flat A 17/F Mai Wah Ind Bldg
1-7 Wah Sing Street
Kwai Chung
New Territories

11 April 2023

Dear Sir / Madam,

Re: E I L Company Limited ("the Borrower(s)")
An "All Monies" Legal Charge over the property at Unit E (Including Balcony and Utility Platform Thereof), 12Th Floor, La Salle Residence, No.6 La Salle Road, Kowloon granted by Lam Ying as the mortgagor(s) ("the Security")

You have provided the Security to the Bank for the liabilities of the Borrower(s). The Security is unlimited in amount.

To comply with the Code of Banking Practice, the Bank writes to advise that we have offered to increase the facility limit extended to the Borrower(s) and grant additional facilities to the Borrower(s). For details, please refer to the enclosed copy of the facility letter dated 11 April 2023 to the Borrower(s).

Yours faithfully

For and on behalf of
The Hongkong and Shanghai Banking Corporation Limited

Catherine Leung
Senior Vice President
/yj

Encl

The Hongkong and Shanghai Banking Corporation Limited
Credit Services Team
8/F Tower 2 HSBC Centre 1 Sham Mong Road Tai Kok Tsui Kowloon
Web: www.hsbc.com.hk

Important Notes to Customers

The Hongkong and Shanghai Banking Corporation Limited (the "**Bank**") has offered to grant, renew or revise the banking facilities to you ("**the Facilities**") upon the terms contained in a facility letter sent to and accepted by you (the "**Facility Letter**").

You should carefully read the Facility Letter, the related transaction documents and this note. If, after reading such documents, there is anything that you do not understand, or you want any advice about the Facilities or the consequences of accepting the Facility Letter and the related transaction documents, you should take independent legal advice, and financial and/or tax advice, to help you understand your position under such documents.

If you have any difficulty in repaying the Facilities in accordance with the terms of the Facility Letter, you have to inform the Bank as soon as possible.

If you have any questions about the Facilities, please contact the Bank.

If the Bank has also provided a Chinese version of this note, in case of discrepancies between the English and the Chinese versions, the English version shall apply and prevail.

Uncommitted Nature of the Facility
As a reminder, the Facility Letter expressly provides that the Bank has an unrestricted discretion to cancel or suspend or determine whether or not to permit drawings in relation to the Facilities. Even if you have accepted the offer in the Facility Letter or the Bank has agreed to renew or revise the Facilities, the Bank does not have any commitment or obligation to grant the Facilities to you, and you have no right to require the Bank to do so. Further, the Bank has the right to cancel or suspend the Facilities at any time the Bank sees fit and at the Bank's sole discretion.

On Demand Nature of the Facility
The Facility Letter also expressly provides that the Facilities are subject to the Bank's overriding right of repayment on demand, including the right to call for cash cover on demand for prospective and contingent liabilities. This right is paramount and prevails over all other terms of the Facilities. Irrespective of the nature of the Facilities, and despite that the terms of the Facilities may provide for a fixed term or a maximum tenor of the loan or repayment by instalments or the Facilities may be provided for a specified purpose, the Bank always has the right to demand and require your full and immediate repayment of the Facilities at any time the Bank sees fit and at the Bank's sole discretion. The Bank is also entitled to demand and require you to deposit sums in respect of your potential liabilities which have not yet accrued.

Security
If you give the Bank security over your property (for example, a mortgage over real estate property or security over deposit and securities) to secure obligations you owe to the Bank, we might enforce that security in accordance with the terms of the security document. You should make yourself fully aware of the terms and conditions of that security and the security document. For example, if you do not pay according to the terms of the Facility Letter or become insolvent, the Bank may be able to take possession of the secured property, or sell it and keep the proceeds to cover your liabilities owed to the Bank.

Interest rates, costs and expenses
(a) You should refer to the Facility Letter for the terms relating to interest rates (including interest rates on overdue sums) and costs and expenses. Any interest or fee accruing under the Facility Letter will accrue from day to day and is calculated on the basis of days elapsed and (a) in respect of facilities denominated in Hong Kong dollars, a year of 365 days (or 366 days in a leap year) (b) in respect of facilities denominated in British pounds or Singapore dollars, a year of 365 days, or (c) in respect of facilities denominated in United States dollar or Euro, a year of 360 days.
(b) The interest rate for the Facilities is determined by the Bank and may vary from time to time.

The below are applicable when insurance policy is pledged as security for premium financing/general banking facilities:

Credit Risk of insurer
Life insurance policy being assigned as security to the Bank is issued by the insurer. Benefit under life insurance policy is subject to the credit risk of the insurer. Premiums paid by the insurance policyholder will form part of the insurer's assets. Insurance policyholder does not have any rights or ownership over any of those assets.

Surrender/ death benefit risk

(a) Upon any default or failure to repay under the secured liabilities, the Bank (as assignee) is entitled to exercise any rights the policyholder has under the life insurance policy, including but not limited to surrendering the life insurance policy on behalf of the policyholder (as assignor) and collect the surrender proceeds under the life insurance policy and where applicable, claim any other relevant proceeds under the life insurance policy if the life insured under the life insurance policy dies or is eligible for any non-death claims under the life insurance policy. The policyholder (as assignor) may then lose certain insurance protection and other benefits of the life insurance policy.

(b) Any payments or benefits under the life insurance policy may be paid towards the secured liabilities first before any remaining balance is paid to the policyholder or the beneficiary(ies).

(c) Upon granting the insurance assignment, the policyholder shall not deal with the insurer directly in relation to the life insurance policy, including surrender, withdraw, transfer ownership or change beneficiaries, without the Bank's (as assignee) consent.

Cash-flow risk

(a) Investment return of life insurance policy takes different form of value to the policyholder but it is not meant to be the source of cash-flow to settle obligations of the borrower towards payment of interest expenses of the Premium Financing.

(b) Cash-flow generated from the life insurance policy may not be sufficient to cover the interest payable under the Premium Financing facility. Interest cost of the Premium Financing is not meant to be linked to / covered by the investment return on the life insurance policy.

Interest credited to the universal life insurance policies
Interest credited to the universal life insurance account under the relevant life insurance policy is determined by HSBC Life (International) Limited ("HSBC Life") and may vary from time to time. HSBC Life may deduct life insurance policy related charges and costs, without prior notification, from the universal life insurance account from time to time for the insurance coverage. If the cash value of the life insurance policy is lower than the outstanding loan balance in the relevant facility account of the borrower, the Bank will reassess the credit position of the borrower or (as the case may be) the policyholder and may, at the Bank's absolute and sole discretion, require the borrower to provide cash top up or the Bank may exercise the right to surrender the life insurance policy.

Interest Rate Benchmarks

Risk Disclosure for RFR and Term RFR Facilities

The following is provided for general information only and is not exhaustive. You should conduct your own independent research and analysis regarding the risks involved in conjunction with your legal, tax, accountancy and other advisers. HSBC does not provide any advice or recommendation.

Why are we sending this to you?

You are considering a product based on a "Risk Free Rate" also known as "Near Risk-Free Rates" (**RFRs**). We want to give you some information about certain risks related to RFRs and also the Term versions of RFRs known as "Term RFRs".

Please refer to our website and HSBC's Client Guides and Factsheets for information on the background to the development of RFRs and how they are calculated.

Risk Free Rates

The RFR interest rate benchmarks for the LIBOR currencies are set out in the table below:

Currency	RFR Benchmark
USD	SOFR
GBP	SONIA
JPY	TONA
EUR	€STR
CHF	SARON

These RFRs are backward looking overnight rates based on market transactions and reflect the average of the interest rates that certain financial institutions pay to borrow overnight on an unsecured basis from wholesale market participants (for unsecured RFRs, such as SONIA) or the average rate paid on secured overnight repurchase or "repo" transactions (for secured RFRs, such as SOFR).

RFRs do not include or imply any credit or term premium. However, RFRs are not truly free of risk. RFRs can rise or fall as a result of changing economic conditions and central bank policy decisions.

Daily RFRs

Where your facility references a daily RFR it is important to note:

- interest can only be determined at the end of an interest period based on the series of overnight rates over that interest period. It is not possible to know the exact amount of interest payable for an interest period in advance;
- a lookback or lag mechanism is typically used to be able to calculate interest due a few days in advance of the interest payment date;
- trade facilities using daily RFRs in arrears do not generally use a lookback or lag with the result that the exact amount of interest due may only be known on the due date of the facility, when (in most cases) it would be debited from the relevant account;
- RFR daily rates may fluctuate and the interest amount due is based on the average of the daily rates over the relevant interest period.

Term RFRs

Where your facility references a Term RFR it is important to note:

- these are constructed from derivative contracts (typically swaps or futures) on the overnight RFR, representing future rate expectations of the overnight RFR;
- the quality and stability of term RFR's is therefore a function of derivative market liquidity and so are different to the overnight RFRs and pose additional risks in their use, representativeness and potentially their availability;
- if these derivative markets on which term RFRs are typically based are not consistently as large as overnight wholesale lending markets, those term RFR's may not be as robust as daily RFRs;
- Term RFRs might be affected by a spike in derivative prices on the particular day the rate is taken with this rate being fixed and used to calculate interest for each day in the interest period. When using overnight RFRs on the other hand, daily rates are typically averaged over the number of calendar days in the interest period meaning any one-day spike in RFR rates

would have a significantly smaller impact on interest calculated;

- The performance of Term RFRs have not yet been (stress) tested in a period of market stress and therefore their behaviour in these circumstances is unknown at present;
- There is a risk that Term RFRs may not be available or allowed for all your required borrowing currencies and this should be considered if convention alignment across currencies is important to you.

<u>RFRs generally</u>

- the manner of adoption, calculation and application of RFRs in loan facilities and/or trade facilities may differ compared with the application, calculation and adoption of RFRs in other markets, such as the bond and derivatives markets;
- using a RFR where interest is calculated using one calculation methodology (e.g. RFR compounded in arrears), could mean that amounts payable are lower or higher than using an alternative interest rate benchmark or a RFR calculated using a different methodology (e.g. forward looking term RFR);
- if you have a multi-currency facility with us or a combination of products, you may find that they use different interest rate benchmarks for calculating interest and the methodologies and conventions for each will differ. You should consider the impact this may have on you from an operational perspective;
- interest rate calculation conventions for RFR and Term RFR will likely require your internal treasury, accounting and payment systems to be enhanced in order for you to manage the servicing of these products in an accurate, efficient and timely manner;
- future changes to market practice or conventions relating to the use of RFRs in loan and/or trade facilities could potentially be adverse to your interests, require you to make changes to the documentation you have executed with us or to other administrative and operational changes you have already made. These further changes could result in you incurring additional costs.

<u>Fallbacks</u>

Your RFR facility may include contractual fallbacks to apply should the rate be temporarily unavailable or become permanently unavailable if it ceases to be representative or withdrawn from publication in the future.

The operation of these fallback provisions might result in changes to the amounts payable under your facility which might be lower or higher than would have been payable had the original rate applied and might operate in a different way to the original rate.

<u>Hedging Considerations</u>

It is important that you ensure that any hedging product appropriately and effectively hedges the exposure under your facility and that the requirements for any particular accounting treatment are satisfied. A misalignment of rates, methodologies or fallbacks may result in an inappropriate or ineffective hedge.

Furthermore, in the event of a restructuring or termination of any associated hedging product(s) you have with HSBC or another hedging provider, a payment may be due from you to HSBC or that hedging provider. Such payment may be significant.

It is not certain that hedging products based on forward looking RFRs will be widely available.
The US Financial Stability Oversight Council (FSOC) 2022 Annual Report "strongly encourages market participants to limit the usage of Term SOFR in derivatives and most other cash markets."
Therefore, HSBC reserves the right to offer Term SOFR for derivatives only in a limited number of scenarios, based on criteria that HSBC determines are relevant. Term SOFR is only available for vanilla interest rates swaps hedging Term SOFR cash products in a limited number of HSBC entities.
The lack of liquidity in the Term SOFR market will impact the price of a derivative based on Term SOFR.

What should you do if you have any questions?
We strongly recommend you seek guidance from your usual professional advisers if you have any questions.

Further information is available on our client websites:
Commercial Banking www.business.hsbc.com/ibor
Global Banking www.gbm.hsbc.com/ibor